EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Zale Corporation

We consent to the incorporation by reference in the registration statements (No. 333-67527, 333-51607, 333-20673, 333-01789, 33-87782, 333-53802, and 333-53804 on Form S-8) of Zale Corporation and subsdiaries of our report dated August 28, 2003, relating to the consolidated balance sheets of Zale Corporation and subsdiaries as of July 31, 2003 and 2002, and the related consolidated statements of operations, cash flows, and stockholders’ investment for each of the years then ended, which report appears in the July 31, 2003, annual report on Form 10-K of Zale Corporation and its subsidiaries. Our report refers to the adoption of the provisions of the Financial Accounting Standards Boards’ Statement of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets” in fiscal year 2002, and to the change in the method of determining price indices used in the valuation of LIFO inventories in fiscal year 2002.

/s/ KPMG LLP

Ft. Worth, Texas
October 9, 2003